Exhibit 10.1

APPENDIX A

FLEXSTEEL INDUSTRIES, INC.
Amended and Restated OMNIBUS STOCK PLAN
Effective, December 9, 2020

I.     ESTABLISHMENT AND PURPOSE

Flexsteel Industries, Inc. established the Flexsteel Industries, Inc. Omnibus Stock Plan, effective July 1, 2013, for the benefit of its employees and amended that plan to be effective December 9, 2020. The Plan is intended to align incentive compensation with performance measures that drive the Company’s market value. The Plan provides key personnel of the Company with an opportunity to acquire a proprietary interest in the Company and reward them for achieving a high level of corporate performance. In addition, the opportunity to acquire a proprietary interest in the Company will aid in attracting and retaining key personnel of outstanding ability. The Plan is also intended to provide Non-Employee Directors with an opportunity to acquire a proprietary interest in the Company, to compensate Non-Employee Directors for their contributions to the Company and to aid in attracting and retaining Non-Employee Directors.

II.     DEFINITIONS

2.1     The capitalized terms used in the Plan have the meanings set forth below.

(a)      “Award” or “Awards” means a grant made under the Plan in the form of Restricted Stock, Restricted Stock Units, Options, Stock Appreciation Rights or Performance Units.

(b)      “Board” means the Board of Directors of the Company, as constituted at the relevant time.

(c)      “CEO” means the Chief Executive Officer of the Company at the relevant time.

(d)      “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time or any successor statute.

(e)      “Committee” means Compensation Committee of the Board, or any other committee of the Board consisting solely of two or more Non-Employee Directors designated by the Board to administer the Plan under Plan Section 3.1 and constituted so as to permit grants thereby to comply with Exchange Act Rule 16b-3 and Code Section 162(m).

(f)      “Company” means Flexsteel Industries, Inc., a Minnesota corporation, or any successor to all or substantially all of its businesses by merger, consolidation, purchase of assets or otherwise.

(g)      “Covered Employee,” as of a particular date, means a “covered employee” of the Company as of that date within the meaning of Code Section 162(m)(3), or any subsequent authority, or any individual whom the Committee in its judgment determines as of that date is likely to become a “covered employee” under Code Section 162(m)(3).

(h)      “Disability or Disabled,” with respect to a Participant, means that the Participant satisfies the requirements to receive long-term disability benefits under the Company-sponsored group long-term disability plan in which the Participant participates without regard to any waiting periods, or that the Participant has been determined by the Social Security Administration to be eligible to receive Social Security disability benefits; provided, however that a Participant shall not be considered Disabled unless he or she is considered “Disabled” within the meaning of Code Section 409A. A Participant shall not be considered to be “Disabled” unless the Participant furnishes proof of the Disability to the Company in such form and manner as the Company may require.

(i)      “Effective Date” means December 9, 2020, if the Plan is approved by the requisite vote of Shareholders at the 2020 Annual Meeting of Shareholders, or any adjournment thereof.

(j)      “Employee” means an employee (including an officer or director who is also an employee) of the Company.

(k)     “Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time or any successor statute.

(l)      “Exchange Act Rule 16b-3” means Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act, as now in force and in effect from time to time or any successor regulation.

(m)     “Fair Market Value” as of any date means, unless otherwise expressly provided in the Plan:

(i)        if the common stock is listed on an established stock exchange or a national market system, including, without limitation, the NASDAQ Stock Market (including any tier thereof) or the New York Stock Exchange, the closing price per Share on that date, or if the established stock exchange or national market system was not open for trading on that date, the closing price per Share on the nearest day on which the established stock exchange or national market system was open for trading before that date, in either case, as reported by The Wall Street Journal or such other service selected in the discretion of the Committee;

(ii)       if the common stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the mean of the closing bid and asked prices for the common stock on that date (or if no bid or asked prices were reported for that date, on the most recent trading day prior to that date for which such bid and asked prices were reported), as reported by The Wall Street Journal or such other service selected in the discretion of the Committee; or

(iii)      if clauses (i) and (ii) are inapplicable, what the Committee determines in good faith to be 100% of the Fair Market Value of a Share on that date, using such criteria as it shall determine, in its sole discretion, to be appropriate for valuation, provided that the determination shall be consistent with the requirements of Code Section 409A.

The determination of Fair Market Value shall be subject to adjustment as provided in Plan Section 16.

(n)     “Fundamental Change” means a dissolution or liquidation of the Company; a sale of substantially all of the assets of the Company; a merger or consolidation of the Company with or into any other corporation, regardless of whether the Company is the surviving corporation; or a statutory share exchange involving capital stock of the Company.

(o)     “Incentive Stock Option” means an Option designated as such and granted in accordance with the requirements of Code Section 422 or any successor provision.

(p)     “Insider,” as of a particular date, means any person who, as of that date is an officer of the Company as defined under Exchange Act Rule 16a-1(f) or its successor provision. Generally, only Executive Officers, as defined in the Company’s governing documents, are considered “Insiders.”

(q)      “Non-Employee Director” means a member of the Board who is considered a non-employee director within the meaning of Exchange Act Rule 16b-3(b)(3) or its successor provision and an outside director for purposes of Code Section 162(m).

(r)      “Non-Statutory Stock Option” means an Option other than an Incentive Stock Option.

(s)      “Notification of Award” means a written document containing the terms and conditions of an Award in such form and not inconsistent with the Plan as the Committee (or its delegate) shall approve from time to time, together with all amendments thereto, which amendments may be unilaterally made by the Company (with the approval of the Committee or its delegate) unless such amendments are deemed by the Committee or its delegate to be materially adverse to the Participant and not required as a matter of law or affect a Covered Employee in a manner inconsistent with the requirements of Code Section 162(m)).

(t)      “Option” means a right to purchase Stock, including both Non-Statutory Stock Options and Incentive Stock Options.

(u)     “Participant” means a person to whom an Award is or has been made in accordance with the Plan.

(v)     “Performance Goals,” of a Participant for a Performance Period, are the goals established for the Performance Period, the achievement of which is a condition for receiving an Award under the Plan. In the case of a Participant who is a Covered Employee, all Performance Goals must be pre-established by the Committee, must be objective, and must state, in terms of an objective formula or standard, the method for computing the amount of compensation payable if the goal is attained. A Performance Goal is considered “pre-established” for purposes of this paragraph if it is established in writing by the Committee no later than 90 days after the commencement of a Performance Period, provided that the outcome is substantially uncertain at the time the Committee actually establishes the goal. However, in no event will a Performance Goal be considered to be pre-established if it is established after 25% of a Performance Period has elapsed. A Performance Goal is considered “objective” if a third party having knowledge of the relevant facts could determine whether the goal is met. A formula or standard is considered “objective” if a third party having knowledge of the relevant performance results could calculate the amount to be paid to the Participant. A Performance Goal may be adjusted in accordance with Code Section 162(m) during a Performance Period to prevent dilution or enlargement of an Award as a result of extraordinary events or circumstances as determined by the Committee or to exclude the effects of extraordinary, unusual or nonrecurring events, changes in accounting principles, discontinued operations, acquisitions, divestitures and material restructuring charges. Performance Goals may be based on one or more of the following criteria and may be based on attainment of a particular level of or positive change in consolidated (company-wide) or subsidiary, division or operating unit financial measures: (1) pre-tax or after-tax income (before or after allocation of corporate overhead and incentive compensation), (2) net income, (3) reduction in expenses, (4) operating income, (5) earnings (including earnings before taxes, earnings before interest and taxes, or earnings before interest, taxes, depreciation and amortization), (6) gross revenue, (7) working capital, (8) profit margin or gross profits, (9) share price, (10) cash flow, free cash flow or cash flow per share (before or after dividends), (11) cash flow return on investment, (12) return on capital (including return on total capital or return on invested capital), (13) return on assets or net assets, (14) market share, (15) pre-tax or after-tax earnings per share, (16) operating earnings per share, (17) total stockholder return, (18) growth measures, including revenue growth, as compared with a peer group or other benchmark, (19) economic value-added models or equivalent metrics, (20) comparisons with various stock market indices, (21) improvement in or attainment of expense levels or working capital levels, (22) operating margins, gross margins or cash margins, (23) year-end cash, (24) debt reductions, (25) stockholder equity, (26) regulatory achievements, (27) implementation, completion or attainment of measurable objectives with respect to research, development, products or projects, production volume levels, acquisitions and divestitures, (28) leadership, recruiting, developing and maintaining personnel, (29) customer satisfaction, (30) operating efficiency, productivity ratios, (31) strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals (including accomplishing regulatory approval for projects), cost or cost savings targets, accomplishing critical milestones for projects, and goals relating to acquisitions or divestitures, or any combination thereof (in each case before or after such objective income and expense allocations or adjustments as the Committee may specify within the applicable period).

(w)     “Performance Period” means the period of time specified in a Notification of Award over which Performance Units are earned.

(x)     “Performance Unit” means the right to receive a Share in the future provided that the requisite Performance Goals for payment of the Share are satisfied, as set forth in the Notification of Award.

(y)      “Plan” means this Flexsteel Industries, Inc. Amended and Restated Omnibus Stock Plan, as may be amended and in effect from time to time.

(z)      “Restricted Stock” means Stock granted under Plan Section 7, so long as such Stock remains subject to the restrictions set forth in the Notification of Award.

(aa)     “Restricted Stock Unit” means the right to receive a Share in the future granted under Section 8 of the Plan provided that the requisite restrictions and conditions for payment of the Share are satisfied, as set forth in the Notification of Award.

(bb)     “Retirement Date,” of a Participant, means the date on which the Participant has attained the age of 62.

(cc)     “Section 16” or “Section 16(b)” means Section 16 or Section 16(b), respectively, of the Exchange Act or any successor statute and the rules and regulations promulgated thereunder as in effect and as amended from time to time.

(dd)     “Separation from Service,” of a “Participant,” has the meaning set forth in Code Section 409A(a)(2)(A)(i).

(ee)     “Share” means a share of Stock.

(ff)     “Shareholders” mean the owners of the Shares.

(gg)     “Stock” means the common stock, par value $1.00 per share, of the Company.

(hh)     “Stock Appreciation Right” means a right, the value of which is determined in relation to the appreciation in value of Shares pursuant to an Award granted under Section 10 of the Plan.

(ii)       “Term” means the period during which the restrictions or terms and conditions placed on Restricted Stock, Restricted Stock Units or Performance Units are in effect or during which an Option or Stock Appreciation Right may be exercised.

III.     ADMINISTRATION AND INDEMNIFICATION

3.1     Administration.

(a)       The Committee shall administer the Plan. The Committee shall have exclusive power to:

(i)        make Awards,

(ii)       determine when and to whom Awards will be granted, the form of each Award, the amount of each Award, and any other terms or conditions of each Award consistent with the Plan, and

(iii)      determine whether, to what extent and under what circumstances Shares or other Awards, may be or canceled, forfeited or suspended. Each Award shall be subject to a Notification of Award authorized by the Committee (or its delegate). A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and acts of a majority of the members present at any meeting at which a quorum is present or the acts unanimously approved in writing by all members of the Committee shall be the acts of the Committee. Notwithstanding the foregoing, the Board shall have the sole and exclusive power to administer the Plan with respect to Awards granted to Non-Employee Directors.

(b)       To the extent within its discretion and subject to Plan Sections 15 and 16, other than price, the Committee (or its delegate) may amend the terms and conditions of any outstanding Award.

(c)       It is the intent that the Plan and all Awards granted pursuant to it shall be administered so as to permit the Plan and Awards to comply with Exchange Act Rule 16b-3, except in such instances as the Committee, in its discretion, may so provide. If any provision of the Plan or of any Award would otherwise frustrate or conflict with the intent expressed in this Section 3.1(c), that provision to the extent possible shall be interpreted and deemed amended in the manner determined by the Committee so as to avoid the conflict. To the extent of any remaining irreconcilable conflict with this intent, the provision shall be deemed void as applicable to Insiders to the extent permitted by law and in the manner deemed advisable by the Committee.

(d)       The Committee’s interpretation of the Plan and of any Award or Notification of Award made under the Plan and all related decisions or resolutions of the Board or Committee shall be final and binding on all parties with an interest therein. Consistent with its terms, the Committee shall have the power to establish, amend or waive regulations to administer the Plan. In carrying out any of its responsibilities, the Committee shall have discretionary authority to construe the terms of the Plan and any Award or Notification of Award made under the Plan.

3.2       Indemnification.  Each person who is or shall have been a member of the Committee, or of the Board, and any other person to whom the Committee delegates authority under the Plan, shall be indemnified and held harmless by the Company, to the extent permitted by law, against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act, made in good faith, under the Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such action, suit or proceeding against such person, provided such person shall give the Company an opportunity, at the Company’s expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person or persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

IV.     SHARES AVAILABLE UNDER THE PLAN; OTHER PLAN MAXIMUMS

4.1       The number of Shares available for distribution under the Plan shall not exceed 950,000 (subject to adjustment pursuant to Plan Section 16).

4.2       Any Shares subject to the terms and conditions of an Award under the Plan that are not used because the terms and conditions of the Award are not met may again be used for an Award under the Plan.

4.3       Any unexercised or undistributed portion of any terminated, expired, exchanged, or forfeited Award shall be available for further Awards.

4.4       If the purchase price of any Shares with respect to an Option is satisfied by delivering Shares to the Company (by either actual delivery or attestation), only the number of Shares delivered to the Participant, net of the Shares delivered to the Company or attested to, shall be deemed delivered for purposes of determining the number of Shares available for further Awards.

4.5       For the purposes of computing the total number of Shares granted under the Plan, the following rules shall apply to Awards where appropriate:

(a)       Each Option shall be deemed to be the equivalent of the maximum number of Shares that may be issued upon exercise of the particular Option;

(b)       An Award (other than an Option) payable in some other security shall be deemed to be equal to the number of Shares to which it relates;

(c)       Where the number of Shares available under the Award is variable on the date it is granted, the number of Shares shall be deemed to be the maximum number of Shares that could be received under that particular Award; and

(d)       Where two or more types of Awards (all of which are payable in Shares) are granted to a Participant in tandem with each other, such that the exercise of one type of Award with respect to a number of Shares cancels at least an equal number of Shares of the other, each such joint Award shall be deemed to be the equivalent of the maximum number of Shares available under the largest single Award.

(e)       Shares withheld by the Company to exercise Options or to satisfy the tax withholding obligations related to any Award under the Plan shall be counted against the number of Shares available for Awards under the Plan.

Additional rules for determining the number of Shares granted under the Plan may be made by the Committee as it deems necessary or desirable.

4.6       No fractional Shares may be issued under the Plan. Any fractional Shares shall be rounded down to the nearest whole number of Shares.

4.7      The maximum number of Shares that may be awarded to a Participant under the Plan in any fiscal year of the Company, by form of Award, is as follows:

(a)     Restricted Stock: 30,000 Shares;

(b)     Restricted Stock Units: 30,000 Shares;

(c)       Shares purchasable under Options (including Non-Statutory Stock Options and Incentive Stock Options): 30,000 Shares;

(d)       Shares with respect to which Stock Appreciation Rights may be exercised: 30,000 Shares; and

(e)     Performance Units: 30,000 Shares.

V.     ELIGIBILITY TO PARTICIPATE

Participation in the Plan shall be limited to Employees and members of the Company’s Board. The granting of Awards is solely at the discretion of the Committee (or its delegate), except that Incentive Stock Options may only be granted to Employees. References herein to “employed,” “employment” or similar terms (except “Employee”) shall include providing services as a member of the Company’s Board.

VI.     GENERAL TERMS OF THE AWARDS

6.1       Amount and Conditions of Award.  Prior to the beginning of a fiscal year of the Company, or as soon thereafter as administratively reasonable, the Board shall determine the maximum number of Shares available for all Awards under the Plan for the fiscal year. Each Notification of Award shall set forth the Participant’s number of Shares of Restricted Stock, Restricted Stock Units, and Performance Units subject to the Notification of Award, or the number of Shares to which the Option subject to the Notification of Award applies or with respect to which payment upon the exercise of the Stock Appreciation Right subject to the Notification of Award is to be determined, as the case may be, together with such other terms and conditions applicable to the Award as determined by the Committee acting in its sole discretion, which may include conditions on Options or Stock Appreciation Rights becoming exercisable.

6.2       Term.  Each Notification of Award shall set forth the Term of the Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, or the Performance Period for the Performance Units, as the case may be. Acceleration of the expiration of the applicable Term is permitted upon such terms and conditions as shall be set forth in the Notification of Award, which may, but need not, include, without limitation, acceleration in the event of the Participant’s death, Disability or reaching his or her Retirement Date.

6.3       Transferability.  During the lifetime of a Participant to whom an Award is granted, only that Participant (or that Participant’s legal representative) may exercise an Option or Stock Appreciation Right, or receive payment with respect to Performance Units or any other Award. No Award of Restricted Stock (before the expiration of the restrictions), Restricted Stock Units, Options, Stock Appreciation Rights or Performance Units may be sold, assigned, transferred, exchanged or otherwise encumbered other than to a beneficiary in the event of a Participant’s death. Any attempted transfer in violation of this Section 6.3 shall be void and of no effect.

6.4       Rights as Shareholder.  Each Notification of Award shall provide that a Participant shall have no rights as a shareholder with respect to any securities covered by an Award unless and until the date the Participant becomes the holder of record of the Stock, if any, to which the Award relates.

VII.     RESTRICTED STOCK AWARDS

7.1       Nature of Award.  An Award of Restricted Stock under the Plan shall consist of Shares subject to restrictions on transfer and conditions of forfeiture, which restrictions and conditions shall be included in the applicable Notification of Award. The Committee (or its delegate) may provide for the lapse or waiver of any such restriction or condition based on such factors or criteria as the Committee (or its delegate), in its sole discretion, may determine.

7.2       Restrictions on Stock Certificate.  Except as otherwise provided in the applicable Notification of Award, each Stock certificate issued with respect to an Award of Restricted Stock shall either be deposited with the Company or its designee, together with an assignment separate from the certificate, in blank, signed by the Participant, or bear such legends with respect to the restricted nature of the Restricted Stock evidenced thereby as shall be provided for in the applicable Notification of Award.

7.3      Terms and Conditions of Award.  The Notification of Award shall describe the terms and conditions by which the restrictions and conditions of forfeiture upon awarded Restricted Stock shall lapse. Upon the lapse of the restrictions and conditions, Shares free of restrictive legends, if any, relating to such restrictions shall be issued to the Participant or a beneficiary.

7.4       Rights of a Shareholder.  Unless otherwise provided in the Notification of Award, a Participant with a Restricted Stock Award shall have all the rights of a shareholder including, but not limited to, the right to receive dividends and the right to vote the Shares of Restricted Stock.

7.5       Separation from Service.  In general, a Participant must satisfy all of the terms and conditions of a Restricted Stock Award in order for the restrictions on the Shares subject to the Award to lapse. If a Participant Separates from Service before satisfaction of these terms and conditions, the Participant will immediately forfeit the Award. However, unless otherwise provided in the Notification of Award, if a Participant has a Separation from Service during the Term of a Restricted Stock Award because of the Participant’s death or Disability all restrictions shall lapse with respect to a number of Shares of Restricted Stock under the Award that has been prorated for the portion of the Term of the Award prior to the Participant’s Separation from Service. The Notification of Award may provide for other circumstances, including, but without limitation, Separation from Service on or after reaching the Participant’s Retirement Date, or change in control (as defined in the Notification of Award) of the Company, under which the Participant may receive a prorated Award. Any Shares of Restricted Stock as to which restrictions do not lapse under the preceding sentences or under the Notification of Award shall terminate at the date of the Participant’s Separation from Service and such Shares of Restricted Stock shall be forfeited to the Company.

VIII.     RESTRICTED STOCK UNIT AWARDS

8.1       Nature of Award.  An Award of Restricted Stock Units shall consist of the right to receive Shares in the future provided that certain restrictions or conditions are satisfied. The Committee may provide for the lapse or waiver of any such restriction or condition based on such factors or criteria as the Committee, in its sole discretion, may determine.

8.2       Terms and Conditions of Award.  The Notification of Award shall describe the terms and conditions required to be satisfied in order for the Participant to be entitled to payment of the Shares subject to the Award.

8.3       No Rights of a Shareholder.  Shares shall not be issued to the Participant until and unless the restrictions and conditions described in Section 8.2 are satisfied, or at such later date as may be provided in the Notification of Award or other document.

8.4       Separation from Service.  In general, a Participant must satisfy all of the terms and conditions of a Restricted Stock Unit Award in order to be entitled to receive the Shares subject to the Award. If a Participant Separates from Service before satisfaction of these terms and conditions, the Participant will immediately forfeit the Award. However, unless otherwise provided in the Notification of Award, if a Participant has a Separation from Service during the Term of a Restricted Stock Unit Award because of the Participant’s death or Disability all restrictions shall lapse with respect to a number of Shares under the Award that has been prorated for the portion of the Term of the Award prior to the Participant’s Separation from Service. The Notification of Award may provide for other circumstances, including Separation from Service on or after reaching the Participant’s Retirement Date, under which the Participant may receive a prorated Award. Any Restricted Stock Units as to which restrictions do not lapse under the preceding sentences or under the Notification of Award shall terminate at the date of the Participant’s Separation from Service and such Shares of Restricted Stock shall be forfeited to the Company.

IX.     STOCK OPTIONS

9.1     Terms of All Options

(a)       An Option shall be granted pursuant to a Notification of Award as either an Incentive Stock Option or a Non-Statutory Stock Option. The purchase price of each Share subject to an Option shall be determined by the Committee and set forth in the Notification of Award, but shall not be less than 100% of the Fair Market Value of a Share as of the date the Option is granted (except as provided in Plan Sections 9.2 and 19).

(b)       The purchase price of the Shares with respect to which an Option is exercised shall be payable in full at the time of exercise, provided that to the extent permitted by law, the Notification of Award may permit some or all Participants to simultaneously exercise Options and sell the Shares thereby acquired pursuant to a brokerage or similar relationship and use the proceeds from the sale as payment of the purchase price of the Shares, or exercise the Option in a “net exercise,” by which the number of Shares distributed to the Participant is reduced by the aggregate purchase price of the Shares being exercised divided by the then Fair Market Value of a Share. The purchase price may also be payable in cash or by delivery or tender of Shares (by actual delivery or attestation) having a Fair Market Value as of the date the Option is exercised equal to the purchase price of the Shares being purchased pursuant to the Option, or a combination thereof, as determined by the Committee, but no fractional Shares will be issued or accepted. Notwithstanding anything in this Section 9.1(b) to the contrary, a Participant exercising an Option shall not be permitted to pay any portion of the purchase price with Shares if, in the opinion of the Committee, payment in such manner could have adverse financial accounting consequences for the Company.

(c)       Each Option shall be exercisable in whole or in part on the terms provided in the Notification of Award. In no event shall any Option be exercisable at any time after the expiration of its Term. When an Option is no longer exercisable, it shall be deemed to have lapsed or terminated.

(d)       Upon receipt of notice of exercise and payment of the purchase price of the Shares subject to the Option, the Company shall deliver the Shares to the Participant.

(e)       In no event shall an Option be exercisable after the expiration of its Term.

9.2     Separation from Service.  Unless otherwise provided in the Notification of Award:

(a)       If a Participant has a Separation from Service because of the Participant’s death, then any Option that has not expired or been terminated shall become exercisable in full and may be exercised by the Participant’s beneficiary at any time, or from time to time, within one year after the date of the Participant’s death.

(b)       If a Participant has a Separation from Service due to Disability, then any Option that has not expired or been terminated shall become exercisable in full, and the Participant or the Participant’s beneficiary may exercise such Option at any time, or from time to time, within one year after the Participant’s Separation from Service.

(c)       If a Participant has a Separation from Service on or after the Participant’s Retirement Date, then any Non-Statutory Stock Option that has not expired or been terminated shall remain exercisable for three years after the Participant’s Separation from Service, but, unless otherwise provided in the Notification of Award, only to the extent that such Non-Statutory Stock Option was exercisable immediately prior to such Participant’s Separation from Service; provided, however, that if the Participant is an Non-Employee Director, the Non-Statutory Stock Option shall remain exercisable until the expiration of the Term after such Non-Employee Director ceases to be a member of the Board, but, unless otherwise provided in the Notification of Award, only to the extent that such Non-Statutory Stock Option was exercisable immediately prior to such Non-Employee Director ceasing to be a member of the Board.

(d)       If a Participant has a Separation from Service for any reason other than death or other than following his or her Disability or Retirement Date, then any Option that has not expired or been terminated shall, unless the Committee shall otherwise provide in the Notification of Award, remain exercisable for three months after Separation from Service, but only to the extent that such Option was exercisable immediately prior to the Separation from Service; provided, however, that if the Participant is a Non-Employee Director, the Option shall remain exercisable until the expiration of the Term after such Non-Employee Director ceases to be a member of the Board, but only to the extent that such Option or was exercisable immediately prior to such Non-Employee Director ceasing to be a member of the Board.

9.3     Special Rules for Incentive Stock Options.  In addition to (or in lieu thereof) the other terms and conditions applicable to all Options:

(a)       The aggregate Fair Market Value (determined as of the date an Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options held by a Participant first become exercisable in any calendar year shall not exceed $100,000 (or such other limit as may be required by the Code). To the extent an Option or Options granted to a Participant exceed this limit, the Option or Options shall be treated as a Non-Statutory Stock Option.

(b)       An Incentive Stock Option shall not be exercisable more than ten (10) years after the date of grant (or such other limit as may be required by the Code).

(c)       An Incentive Stock Option shall not be exercisable more than one year after termination of the Participant’s employment with the Company if the Participant’s employment with the Company terminates because of the Participant’s death or disability or more than three months after termination of the Participant’s employment if the Participant’s employment terminates for any reason other than death or disability. For purposes hereof, “disability” has the meaning set forth in Code Section 422(c)(6).

(d)       The Notification of Award covering an Incentive Stock Option shall contain such other terms and provisions that the Committee determines necessary to qualify the Option as an Incentive Stock Option.

(e)       No Participant may receive an Incentive Stock Option if at the time the Award is granted the Participant owns (after application of the rules contained in Code Section 424(d), or its successor provision), Shares possessing more than 10% of the total combined voting power of all classes of stock of the Company, unless (1) the purchase price for that Incentive Stock Option is at least one hundred ten percent (110%) of the Fair Market Value of the Shares subject to that Incentive Stock Option on the date of grant, and (2) the Option is not exercisable after the date five years from the date that Incentive Stock Option is granted.

X.     STOCK APPRECIATION RIGHTS

10.1     Nature of Award.  An Award of a Stock Appreciation Right shall entitle the Participant (or a beneficiary), subject to terms and conditions determined by the Committee (or its delegate) to receive upon exercise of the Stock Appreciation Right, all or a portion of the excess of the Fair Market Value of a specified number of Shares as of the date of exercise of the Stock Appreciation Right over a specified price that shall not be less than 100% of the Fair Market Value of such Shares as of the date of grant of the Stock Appreciation Right.

10.2     Connection with Other Awards.  A Stock Appreciation Right may be granted in connection with part or all of, in addition to, or completely independent of an Option or any other Award under the Plan. If issued in connection with a previously or contemporaneously granted Option, the Committee (or its delegate) may impose a condition that exercise of a Stock Appreciation Right cancels a pro rata portion of the Option with which it is connected and vice versa.

10.3     Terms of Award.  Each Stock Appreciation Right may be exercisable in whole or in part on the terms provided in the Notification of Award. No Stock Appreciation Right shall be exercisable at any time after the expiration of its Term. When a Stock Appreciation Right is no longer exercisable, it shall be deemed to have lapsed or terminated.

10.4     Payment.  Upon exercise of a Stock Appreciation Right, payment to the Participant or a beneficiary shall be made in a lump sum. Payment shall be made in the form of Shares. The Notification of Award may provide for a limitation upon the amount or percentage of the total appreciation on which payment may be made.

10.5     Separation from Service.  Unless otherwise provided in the Notification of Award:

(a)       If a Participant has a Separation from Service because of the Participant’s death, then any Stock Appreciation Right that has not expired or been terminated shall become exercisable in full and may be exercised by the Participant’s beneficiary at any time, or from time to time, within one year after the date of the Participant’s death.

(b)       If a Participant has a Separation from Service due to Disability, then any Stock Appreciation Right that has not expired or been terminated shall become exercisable in full, and the Participant or the Participant’s beneficiary may exercise such Stock Appreciation Right at any time, or from time to time, within one year after the Participant’s Separation from Service.

(c)       If a Participant has a Separation from Service on or after the Participant’s Retirement Date, then any Stock Appreciation Right that has not expired or been terminated shall remain exercisable for three years after the Participant’s Separation from Service, but, unless otherwise provided in the Notification of Award, only to the extent that such Stock Appreciation Right was exercisable immediately prior to such Participant’s Separation from Service; provided, however, that if the Participant is an Non-Employee Director, the Stock Appreciation Right shall remain exercisable until the expiration of the Term after such Non-Employee Director ceases to be a member of the Board, but, unless otherwise provided in the Notification of Award, only to the extent that such Stock Appreciation Right was exercisable immediately prior to such Non-Employee Director ceasing to be a member of the Board.

(d)       If a Participant has a Separation from Service for any reason other than death or other than following his or her Disability or Retirement Date, then any Stock Appreciation Right that has not expired or been terminated shall, unless the Committee (or its delegate) shall otherwise provide in the Notification of Award, remain exercisable for three months after Separation from Service, but only to the extent that such Stock Appreciation Right was exercisable immediately prior to the Separation from Service; provided, however, that if the Participant is a Non-Employee Director, the Stock Appreciation Right shall remain exercisable until the expiration of the Term after such Non-Employee Director ceases to be a member of the Board, but only to the extent that such Stock Appreciation Right was exercisable immediately prior to such Non-Employee Director ceasing to be a member of the Board.

Notwithstanding the foregoing provisions, in no event shall a Stock Appreciation Right be exercisable after the expiration of the Term of such Award. Any Stock Appreciation Right that is not exercised within the periods set forth in the above provisions, except as otherwise provided by the Committee in the Notification of Award, shall terminate as of the end of the applicable period.

XI.     PERFORMANCE UNITS

11.1     Nature of Award.  An Award of Performance Units shall consist of the right to receive Shares in the future provided that certain Performance Goals are satisfied during a Performance Period.

11.2     Terms and Conditions of Award.  The Notification of Award shall describe the terms and conditions required to be satisfied in order for the Participant to be entitled to payment of the Shares subject to the Award, including the Performance Goals (and their target levels) to be satisfied as a condition of receiving the Award. In the case of Covered Employees, the requirements of Code Section 162(m), as described in Section 2.1(v), and other provisions of the Plan addressing Covered Employees, must be satisfied. The notification of Award shall also describe when delivery of the Shares subject to the Performance Units will occur should the Performance Goals be attained.

11.3     Determination of Award.  Following the conclusion of each Performance Period, the Committee shall determine the extent to which (a) Performance Goals have been attained, and (b) the number of Shares payable with respect to the Award.

11.4     No Rights of a Shareholder.  Shares shall not be issued to the Participant until provided in the Notification of Award (or other document deferring receipt of the Shares, as may be permitted by the Committee).

11.5     Separation from Service.  In general, a Participant must satisfy all of the terms and conditions of a Performance Unit Award in order to be entitled to receive the Shares subject to the Award. If a Participant Separates from Service before satisfaction of these terms and conditions, the Participant will immediately forfeit the Award. However, unless otherwise provided in the Notification of Award, if a Participant has a Separation from Service during the Performance Period because of the Participant’s death or Disability all restrictions shall lapse with respect to a number of Shares under the Award that has been prorated for the portion of the Term of the Award prior to the Participant’s Separation from Service. The Notification of Award may provide for other circumstances, including Separation from Service on or after reaching the Participant’s Retirement Date, under which the Participant may receive a prorated Award. Any Performance Units as to which restrictions do not lapse under the preceding sentences or under the Notification of Award shall terminate at the date of the Participant’s Separation from Service and such Performance Unit shall be forfeited to the Company.

11.6     Adjustments to Awards.  The Notification of Award may permit an acceleration of the Performance Period and an adjustment of performance targets and payments with respect to some or all of the Performance Units awarded to a Participant, upon the occurrence of certain events, which may, but need not include, without limitation, a Fundamental Change; a recapitalization; a change in the accounting practices of the Company; a change in the Participant’s title or employment responsibilities; the Participant’s death, Disability or Separation from Service or after the Participant’s Retirement Date or; with respect to payments in Shares with respect to Performance Units, a reclassification, stock dividend, stock split or stock combination as provided in Plan Section 16. The Notification of Award also may provide for a limitation on the value of an Award of Performance Units that a Participant may receive. In no event, however, shall a Performance Period be accelerated with respect to a Covered Employee unless the acceleration is a permitted acceleration under Code Section 162(m).

XII.     EFFECTIVE DATE AND DURATION OF THE PLAN

12.1     Effective Date.  The Omnibus Stock Plan was originally effective as of July 1, 2013.  The Plan shall become effective as of December 9, 2020, if the Plan is approved by the requisite vote of Shareholders at the 2020 Annual Meeting of Shareholders or any adjournment thereof.

12.2     Duration of the Plan.  The Plan shall remain in effect until all Stock subject to it shall be distributed, all Awards have expired or lapsed, the Plan is terminated pursuant to Section 15, or June 30, 2023 (the “Termination Date”); provided, however, that Awards made before the Termination Date may be exercised, vested or otherwise effectuated beyond the Termination Date unless limited in the Notification of Award or otherwise. No Award of an Incentive Stock Option shall be made more than ten years after the Effective Date (or such other limit as may be required by the Code). The date and time of approval by the Committee of the granting of an Award shall be considered the date and time at which the Award is made or granted.

XIII.     PLAN DOES NOT AFFECT EMPLOYMENT STATUS

Status as an Employee eligible to receive an Award under the Plan shall not be construed as a commitment that any Award will be made under the Plan to that eligible Employee or to eligible Employees generally. Nothing in the Plan or in any Notification of Award or related documents shall confer upon any Employee or Participant any right to continue in the employment of the Company or constitute any contract of employment or affect any right that the Company may have to change such person’s compensation, other benefits, job responsibilities, title, or to terminate the employment of such person with or without cause.

XIV.     TAX WITHHOLDING

The Company shall have the right to require a Participant or other person receiving Shares under the Plan to pay the Company a cash amount sufficient to cover any required withholding taxes before actual receipt of those Shares. In lieu of all or any part of a cash payment from a person receiving Shares under the Plan, the Committee may, in its discretion, require that the individual cover all or any part of the required withholdings through a reduction of the number of Shares delivered or delivery or tender return to the Company of Shares held by the Participant or other person, in each case valued in the same manner as used in computing the withholding taxes under the applicable laws;

provided, however, that in the case of Share withholding the amount withheld may not exceed the amount determined by applying the Participant’s or beneficiary’s minimum statutory withholding rate.

XV.     AMENDMENT, SUSPENSION, AND TERMINATION OF THE PLAN

15.1     In General.  The Board may at any time and from time to time amend, suspend or terminate the Plan. Except as limited in Section 15.2 below, the Committee may at any time alter or amend any or all Notifications of Award under the Plan to the extent permitted by law.

15.2     Exceptions.  No amendment, suspension or termination of the Plan will materially and adversely affect any right acquired by any Participant or beneficiary under an Award granted before the date of amendment, suspension or termination, unless otherwise agreed to by the Participant in the Notification of Award or otherwise, or required as a matter of law; but it will be conclusively presumed that any adjustment for changes in capitalization provided for in Plan Sections 11.6 or 16 does not adversely affect these rights.

XVI.     ADJUSTMENT FOR CHANGES IN CAPITALIZATION

In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is required to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of: (a) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards; (b) the number and type of Shares (or other securities or other property) subject to outstanding Awards; and (c) the purchase or exercise price with respect to any Award, provided such change is made in accordance with the requirements of Treas. Reg. § 1.409A-1(a)(5)(iii)(E)(4).

XVII.     FUNDAMENTAL CHANGE

In the event of a proposed Fundamental Change, the Committee may, but shall not be obligated to take the following actions:

17.1     Substitution.  If the Fundamental Change is a merger, consolidation or statutory share exchange, make appropriate provision for the protection of the outstanding Options and Stock Appreciation Rights by the substitution of Options, Stock Appreciation Rights and appropriate Stock of the corporation surviving any merger or consolidation or, if appropriate, the parent corporation of the Company or such surviving corporation; or

17.2     Cancellation and Notice.  At least ten days before the occurrence of the Fundamental Change, declare, and provide written notice to each holder of an Option or Stock Appreciation Right of the declaration, that each outstanding Option and Stock Appreciation Right, whether or not then exercisable, shall be canceled at the time of, or immediately before the occurrence of the Fundamental Change in exchange for payment to each holder of an Option or Stock Appreciation Right, within ten (10) days after the Fundamental Change, of cash equal to (i) for each Share covered by the canceled Option, the amount, if any, by which the Fair Market Value per Share exceeds the purchase price per Share covered by such Option, or (ii) for each Stock Appreciation Right, the price determined pursuant to Section 10. At the time of the declaration provided for in the immediately preceding sentence, each Stock Appreciation Right and each Option shall immediately become exercisable in full and each person holding an Option or a Stock Appreciation Right shall have the right, during the period preceding the time of cancellation of the Option or Stock Appreciation Right, to exercise the Option as to all or any part of the Shares covered thereby or the Stock Appreciation Right in whole or in part, as the case may be. In the event of a declaration pursuant to this Section 17.2, each outstanding Option and Stock Appreciation Right granted pursuant to the Plan that shall not have been exercised before the Fundamental Change shall be canceled at the time of, or immediately before, the Fundamental Change, as provided in the declaration. Notwithstanding the foregoing, no person holding an Option or a Stock Appreciation Right shall be entitled to the payment provided for in this Section 17.2 if such Option or Stock Appreciation Right shall have terminated, expired or been cancelled.

XVIII.     FORFEITURES

18.1     Forfeiture.  A Notification of Award may provide that if a Participant has received or been entitled to delivery of Shares pursuant to an Award within six months before the Participant’s Separation from Service with the Company, the Committee, in its sole discretion, may require the Participant to return or forfeit the Shares received with respect to the Award (or its economic value as of: (a) the date of the exercise of Options or Stock Appreciation Rights, (b) the date of, and immediately following, the lapse of restrictions on Restricted Stock or the receipt of Shares without restrictions, or (c) the date on which the right of the Participant to payment with respect to Performance Units vests, as the case may be), in the event of certain occurrences specified in the Notification of Award. The Committee’s right to require forfeiture must be exercised within any period required by law. The occurrences may, but need not, include termination for “cause” (as defined in the Notification of Award or, if applicable, as defined in any employment agreement between the Participant and the Company), competition with the Company, unauthorized disclosure of material proprietary information of the Company, a violation of applicable business ethics policies of the Company, a violations of applicable law, or any other occurrence specified in the Notification of Award within the period or periods of time specified in the Notification of Award.

18.2     Required Clawback.  The Company reserves the right to require a Participant to pay back to the Company any amount received under an Award under the Plan to the extent required by law, under any applicable listing standard or under any applicable clawback policy adopted by the Company.

XIX.     BENEFICIARY UPON PARTICIPANT’S DEATH

In the event that any interest in Company Stock is or becomes distributable under the plan at the time of the Participant’s death, such interest shall be distributed to the beneficiary or beneficiaries designated by the Participant. Such interest shall be distributed according to the terms of the Plan and the Notification of Award. In order for a beneficiary designation to be valid for purposes of the Plan, it must be completed and filed with the Company according to the rules established by the Company. If the Participant has not completed a beneficiary designation, or all such beneficiaries have predeceased the Participant, then any amount that becomes payable under the Plan by reason of the Participant’s death shall be paid to the personal representative of the Participant’s estate. If there is any question as to the legal right of any person to receive a distribution under the Plan by reason of the Participant’s death, the amount in question may, at the discretion of the Committee, be paid to the personal representative of the Participant’s estate, in which event the Company shall have no further liability to anyone with respect to such amount. This section 19 shall apply to all Awards granted under the Plan.

XX.     CORPORATE MERGERS, ACQUISITIONS, ETC.

The Committee may also grant Options, Stock Appreciation Rights, Restricted Stock or other Awards under the Plan in substitution for, or in connection with the assumption of, existing options, stock appreciation rights, restricted stock or other award granted, awarded or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a transaction involving a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to which the Company is a party. The terms and conditions of the substitute Awards may vary from the terms and conditions set forth in the Plan to the extent the Board at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

XXI.     UNFUNDED PLAN

Except with respect to Awards of Restricted Stock, the Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Neither the Company, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and a Participant or beneficiary. Except with respect to Awards of Restricted Stock, to the extent any person acquires a right to receive an Award under the Plan, this right shall be no greater than the right of an unsecured general creditor of the Company.

XXII.     LIMITS OF LIABILITY

22.1     Any liability of the Company to any Participant with respect to an Award shall be based solely upon contractual obligations created by the Plan and the Notification of Award.

22.2     Except as may be required by law, neither the Company nor any member of the Board or of the Committee, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

XXIII.     COMPLIANCE WITH APPLICABLE LEGAL REQUIREMENTS

No certificate for Shares distributable pursuant to the Plan shall be issued and delivered unless the issuance of the certificate complies with all applicable legal requirements including, without limitation, compliance with the provisions of applicable state securities laws, the Securities Act of 1933, as amended and in effect from time to time, or any successor statute, the Exchange Act and the requirements of the exchanges on which the Company’s Shares may, at the time, be listed.

XXIV.     DEFERRALS AND SETTLEMENTS

The Committee may require or permit Participants to elect to defer the issuance of Shares under such rules and procedures as it may establish under the Plan. It may also provide that deferred settlements include the payment or crediting of interest on the deferral amounts.

XXV.     OTHER BENEFIT AND COMPENSATION PROGRAMS

Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay laws of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.

XXVI.     REQUIREMENTS OF LAW

To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Iowa without regard to its conflicts-of-law principles and shall be construed accordingly. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

XXVII.     REPRICING; SHAREHOLDER APPROVAL

Except as provided in Plan Section 16, neither the Board nor any committee thereof shall cause the Company to adjust or amend the exercise price of any outstanding Award, whether through amendment, replacement grant, or other means, without the prior approval of the shareholders of the Company.

XXVIII.     COMPLIANCE WITH CODE SECTION 409A

Any benefit under the Plan that is or becomes subject to Code Section 409A is intended to comply with the requirements of Code Section 409A, and the benefit will be administered, and any Plan term governing such benefit will be interpreted, accordingly. Notwithstanding any other provision in the Plan or any Notification of Award to the contrary, if at the time of the Participant’s Separation from Service, the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, distributions made on account of the Participant’s Separation from Service that are subject to Code Section 409A may not be made before the date that is six months after Participant’s Separation from Service. In such instance, and notwithstanding the payment terms under an individual Notification of Award, distributions will commence on the first day of the seventh month following the Separation from Service and the first monthly distribution shall include the aggregate payments (if any) that were delayed pursuant to this paragraph. For purposes of this Plan, any series of installment payments to which a Participant may be entitled under any Award subject to 409A shall be treated as a right to a series of separate payments under Section 409A.

XXIX.     DISPUTES

29.1     Claims Resolution; Initial Decision.  Claims under the Plan shall be referred to the Company for initial decision. An initial decision shall be required as a condition precedent to mediation of any claim arising under the Plan, unless 30 days have passed after the claim has been referred to the Company with no decision having been rendered. The Company will review claims and within ten days of the receipt of a claim will take one or more of the following actions:

(a)     request additional supporting data from the claimant;

(b)     reject the claim in whole or in part;

(c)     approve the claim;

(d)     suggest a compromise; or

(e)       advise the claimant that the Company is unable to resolve the claim if the Company lacks sufficient information to evaluate the merits of the claim.

If the Company requests the claimant to provide a response to a claim or to furnish additional supporting data, the claimant shall respond within 10 days after receipt of such a request and shall either:

(a)     provide a response on the requested supporting data;

(b)     advise the Company when the supporting data will be furnished; or

(c)     advise the Company that no supporting data will be furnished.

Upon receipt of the response or supporting data, the Company will render an initial decision approving or rejecting the claim. The initial decision shall be final and binding on the parties, but subject to mediation and, if the Company and claimant fail to resolve their dispute through mediation, subject to binding arbitration.

29.2     Claims Resolution; Mediation.  Either the Company or the claimant may file for mediation of the initial decision at any time, except that either the Company or the claimant may, within 30 days from the date of an initial decision, demand in writing that the other party file for mediation within 60 days of the initial decision. If such a demand is made and the party receiving the demand fails to file for mediation within the time required, then both parties waive their rights to mediate or pursue binding dispute resolution proceedings with respect to the initial decision.

If either the Company or the claimant files for mediation, the parties shall endeavor to resolve their claims by mediation, which, unless the parties mutually agree otherwise, shall be administered in accordance with the rules of the American Arbitration Association.

29.3     Claims Resolution; Binding Arbitration.  Any claim subject to, but not resolved by mediation shall be subject to binding arbitration which, unless the parties mutually agree otherwise, shall be administered in accordance with the rules of the American Arbitration Association.

The decision rendered by the arbitrator or arbitrators shall be final, binding, enforceable and non-appealable, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. Mediation and Arbitration shall be conducted in Dubuque, Iowa. Cost of mediation and arbitration shall be equitably allocated among the parties as determined by the mediator or arbitrator.